Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Announces 2004 Financial Results

-Highlights Product Development Progress-

-Conference Call/Webcast Scheduled for Today at 1:00 p.m. EST-

Plymouth Meeting, PA, March 3, 2005—Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2004 and highlighted product development progress for its product candidates.

Financial Highlights

For the year ended December 31, 2004, the Company reported a net loss applicable to common stockholders of $17.9 million, or $(0.34) per share, as compared to a net loss of $12.5 million, or $(0.32) per share, for the year ended December 31, 2003. For the quarter ended December 31, 2004, the Company reported a net loss applicable to common stockholders of $4.9 million, or $(0.08) per share, compared to a net loss of $4.3 million, or $(0.10) per share, for the same period in 2003. The loss from operations for the year and quarter ended December 31, 2004 was $18.1 million and $5.0 million, respectively, as compared to $9.7 million and $4.4 million for the same periods in 2003.

Genaera’s research and development expenses for the full year 2004 increased, as compared to 2003, from $7.9 million in 2003 to $14.0 million in 2004, due to increased manufacturing and development efforts related to EVIZON™ (squalamine lactate) for the treatment of age-related macular degeneration and resulting increases in clinical and personnel expenses. Research and development expenses of $3.6 million for the three-month period ended December 31, 2004 were consistent with the same period in 2003.

Genaera’s general and administrative expenses for the full year 2004 increased, as compared to 2003, from $2.9 million in 2003 to $5.0 million in 2004 due to increases in personnel as a result of our expanded development efforts, increased professional fees, partially due to the requirements of the Sarbanes-Oxley Act of 2002, and increases in investor relation expenses. General and administrative expenses for the three-month period ended December 31, 2004 increased, as compared to the same period in 2003, from $923,000 in 2003 to $1.4 million in 2004 due principally to increases in personnel as a result of our expanded development efforts and increased professional fees.

During the quarter ended December 31, 2004, the Company raised gross proceeds of $14.4 million through the sale of 4,183,422 shares of its common stock in a registered direct equity placement to institutional investors. The Company’s cash, cash equivalents and investment balance at December 31, 2004 was $32.2 million.

“During 2004, we strengthened our position as a late-stage biopharmaceutical development company with four products in development that address substantial unmet medical needs in eye, cancer and respiratory disorders,” commented Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. “We continue to aggressively pursue the development of EVIZON for “wet” age-related macular degeneration as evidenced by the initiation of three U.S. Phase II clinical trials during 2004. We look forward to reporting additional data from these trials and remain on track to begin Phase III in the first half of 2005. Additional progress was achieved from our interleukin-9 (IL-9) program with our development partner MedImmune, Inc. Phase I clinical trials were initiated for MEDI-528, a humanized neutralizing antibody to IL-9, which generated a cash milestone payment to Genaera. We also received a new patent covering LOMUCIN, our oral mucoregulator therapy for diseases characterized by chronic mucous over-production, and a second patent covering composition-of-matter on the mucoregulator target, hCLCA1. I believe 2005 will be a transformational year for Genaera and propel us forward with our late-stage drug development activities.”

Product Development Highlights for 2004

EVIZON™: EVIZON is being developed for the treatment of choroidal neovascularization associated with wet age-related macular degeneration (AMD). In April 2004, the U.S. Food and Drug Administration (FDA) cleared Genaera’s investigational new drug (IND) application in AMD and Genaera initiated three U.S. Phase II clinical trials of EVIZON. In October 2004, Genaera also received Fast Track status from the FDA for EVIZON in AMD. In addition, the AMD program was selected by the FDA for participation in the Continuous Marketing Application, Pilot II Program.

In 2004, strong Phase I/II Trial 106 results from EVIZON AMD treatment were presented at several leading ophthalmic conferences including: Bascom-Palmer Eye Institute: Angiogenesis 2004 Symposium; The Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting; The 27th Annual Macula Society Meeting; and the 5th International Symposium on Ocular Pharmacology and Therapeutics. In addition, preclinical data published in Pediatric Research showed that EVIZON was effective in preventing and reducing extraretinal neovascularization associated with ocular diseases models.

SQUALAMINE: Squalamine is being evaluated for the treatment of solid tumors in combination with leading chemotherapeutics. Specifically, clinical research has focused on non-small cell lung cancer (NSCLC), ovarian cancer, and prostate cancer. In June 2004, promising safety and efficacy data results from Genaera’s Phase IIB clinical trial of squalamine for the treatment of NSCLC was presented at the 2004 Annual Meeting of the American Society of Clinical Oncology (ASCO).

IL9 ANTIBODY: Progress has been made with IL-9 neutralizing antibody (MEDI-528) by MedImmune, Inc., with a Phase I clinical study commencing in 2004. This clinical milestone generated a cash payment to Genaera, under the License and Collaboration Agreement entered into in April 2001. Genaera anticipates MedImmune moving forward with a Phase II trial in 2005.

LOMUCIN™: Genaera received a new patent in 2004 covering LOMUCIN and its role as a mucoregulator, entitled “Mucin Synthesis Inhibitors.” The patent covers the use of

LOMUCIN to treat diseases characterized by overproduction of mucin in the lung. In addition, the Company received a composition-of-matter patent covering the hCLCA1 and methods for producing the encoded protein. We continue our planning for the next steps in development including an anticipated Phase II proof-of-concept trial in cystic fibrosis, anticipated to start in 2005.

Conference Call Information

Genaera Corporation will host a conference call today at 1:00 p.m. EST. Those who wish to participate in the conference call may telephone (877) 407-9205 approximately 10 minutes before the start time. A slide presentation will be presented on the Internet by logging onto http://www.vcall.com/CEPage.asp?ID=90807. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON™ ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2004	2003	2004	2003
Revenues	$873	$1,113	$29	$113

Costs and expenses
Research and development	14,004	7,922	3,612	3,551
General and administrative	4,951	2,864	1,403	923

	18,955	10,786	5,015	4,474

Loss from operations	(18,082)	(9,673)	(4,986)	(4,361)
Interest income	329	88	123	25
Interest expense	(2)	(65)	—	—
Gain (loss) on the sale of fixed assets	(118)	257	—	—

	209	280	123	25

Net loss	(17,873)	(9,393)	(4,863)	(4,336)
Dividends on preferred stock, including $3,050 attributable to a beneficial conversion feature for 2003	—	(3,085)	—	—

Net loss applicable to common stockholders	$(17,873)	$(12,478)	$(4,863)	$(4,336)

Net loss applicable to common stockholders per share – basic and diluted	$(0.34)	$(0.32)	$(0.08)	$(0.10)

Weighted average shares outstanding – basic and diluted	52,839	38,634	55,303	45,629

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	December 31,
	2004	2003
Cash, cash equivalents and investments	$32,151	$13,135
Prepaid expenses and other current assets	602	264
Fixed assets, net	736	1,095
Other assets	59	59

Total assets	$33,548	$14,553

Current liabilities	$3,886	$2,883
Long-term liabilities	580	1,048
Stockholders’ equity	29,082	10,622

Total liabilities and stockholders’ equity	$33,548	$14,553